EXHIBIT 21

                                  IHealth Inc.

                          Statement as to Subsidiaries

                                October 10, 2003



       IHealth Inc. has one subsidiary, TEEKA TAN INC., all of whose stock is owned by the registrant. The subsidiary was incorporated under the laws of Florida as of February 4, 2003. The subsidiary sells its product under the brand name "Teeka Tan".